Exhibit 99.1

SilverSun Technologies Sells MAPADOC EDI Division

GlobeNewswire•August 27, 2019

Proprietary Product Line Sold for $11.5 Million

EAST HANOVER, NJ, Aug. 27, 2019 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- SilverSun Technologies, Inc. (SSNT), a national provider of transformational business technology solutions and services, today announced that its wholly-owned subsidiary, SWK Technologies, Inc., has sold its MAPADOC EDI division, including all related intellectual property, to SPS Commerce, Inc. (SPSC), a leader in retail cloud services.

The purchase price was $11.5 million cash.

Mark Meller, CEO of the Company, stated, “We have had a long and profitable partnership with SPS for many years.  Our teams work seamlessly together, and both organizations focus on delivering the best customer experience possible.  This transaction ensures that our team, our customers and our partners will continue to be part of an ecosystem headed by a world-class organization intent on continuing the long tradition of excellence and service SWK Technologies has established over the years.”

Meller continued, “The sale of the division gives us the resources to rapidly accelerate our growth plans, which centers around providing products and services to our SMB (small and medium-sized business) customers that enable the digital transformation of their companies.  Our focus is on increasing our monthly recurring revenue (“MRR”), and on increasing MRR as a percentage of total revenue.  The Benchmark Company, a prominent investment bank who advised our independent Board members regarding this transaction, has been retained to assist us in identifying acquisition candidates which will help us achieve these goals, particularly within the realms of software publishing and IT services.”

“In addition, we are committed to funding and accelerating the growth of our existing in-house initiatives.  Our subsidiary, Secure Cloud Services, Inc. (SCS), which provides application hosting and Infrastructure-as-a-Service (IaaS), has tripled in size in the past 12 months.   SCS is the only cloud application hosting solution in its market supported by a security operations center (SOC) to aggressively and proactively protect customer applications and data from cybersecurity threats.”

“Our Partner Success Program (PSP), SWK’s proprietary version of Sage Software’s Partner Advocate Program, has increased the number of customers operating under the SWK umbrella by over 2500 customers in the past 18 months.  Finally, our IT managed service division, which was recently named one of the premier managed service providers in the U.S. in the Channel Futures MSP 501 rankings, has delivered a compound annual growth rate of 36% since 2015, and has significant opportunities to continue that growth.”

Meller concluded, “We are pleased to have created value for all our stakeholders with this transaction.  It will help fuel the Company with additional resources to more rapidly realize our strategic goals and enable us to maximize our returns.  We will be providing additional updates as we proceed forward with the aggressive pursuit of our acquisition strategy.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients' information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the "Cloud". As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning ("ERP"), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona, Seattle, Greensboro, and Southern California.